FOR IMMEDIATE RELEASE	SYMBOL: GISX
Friday, November 15, 2002	TRADED: Nasdaq

GLOBAL IMAGING SYSTEMS SAYS GTCR IS DISTRIBUTING MORE GISX SHARES
Venture Capital Firm Is Distributing Another 1,000,000 GISX Shares To Fund Partners;
Standard & Poor’s Adds Global to the S&P SmallCap 600 Index

TAMPA, Fla., Nov. 15—Global Imaging Systems, Inc. (Nasdaq: GISX) announced today it was informed that Chicago-based GTCR, the venture capital firm that originally funded Global in 1994, is distributing another 1,000,000 shares of Global common stock to the partners of its Golder, Thoma, Cressey, Rauner Fund IV, L.P. This is in addition to the 1,000,000 shares of Global common stock distributed to the partners on September 4 and another 1,000,000 shares distributed on October 29.

Tom Johnson, president and CEO of Global Imaging Systems, said, “We appreciate the loyalty and patience shown by the partners of the fund over the past 81/2 years. With their support, Global has become a leader in the office technology industry. Just yesterday, Global was added to the Standard & Poor’s SmallCap 600 Index.” Earlier today, the company’s market capitalization was approximately $435 million.

“The fund remains a major Global shareholder with approximately 2.1 million shares or approximately 10 percent of the company’s 21,195,197 shares currently outstanding,” Mr. Johnson said. He added that shareholders should be aware that the fund may in the future distribute some or all of its remaining holdings. He pointed out that neither this nor any future distribution of shares from the fund has any effect upon the total number of shares outstanding.

Mr. Johnson noted that almost all of the distributed shares are eligible for trading on the open market. Global shares trade on the Nasdaq National Market system under the symbol GISX.

Global recently reported trailing 12 months revenues of $628 million and has acquired five office technology businesses during the current fiscal year. Reiterating an earlier statement, he said, “We feel that earnings per share for the fiscal year ending March 31, 2003, should be in the range of $1.52-$1.57.”

Global Imaging Systems offers thousands of middle-market customers a one-stop shop for office imaging solutions. The company provides a broad line of office imaging solutions including the sale and service of automated office equipment, network integration services and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office imaging solutions industry.

This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future earnings per share and trades in Global’s stock. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to downturns in or the slow pace of recovery in the economy; rising interest rates or restricted access to debt financing; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K/A for the year ended March 31, 2002.

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/CONTACT: Tom Johnson, President and Chief Executive Officer, Global Imaging Systems, Inc., Phone 813/960-5508 or Investor Relations Consultants, Inc., Phone 727/781-5577 or E-mail: gisx@mindspring.com/